Exhibit 99.1
CARMIKE CINEMAS OBTAINS EXTENSION FROM NASDAQ
COLUMBUS, GA — July 31, 2006 — Carmike Cinemas, Inc. (NASDAQ: CKEC) announced today that it has received a notice from Nasdaq indicating that the Nasdaq Listing Qualifications Panel has determined to grant Carmike’s request for continued listing on the Nasdaq Global Market based on Carmike’s most recent extension request. The Panel’s determination is conditioned upon Carmike filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, all required restatements, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 by no later than August 22, 2006. In addition, if Carmike meets this extended deadline, the Panel also agreed to consider a brief extension of time to allow Carmike to file its Form 10-Q for the quarter ended June 30, 2006. While Carmike hopes to satisfy all terms of the Panel’s decision and thereby maintain its Nasdaq listing, it can provide no assurances that it will ultimately be able to do so.
About Carmike Cinemas
Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 301 theatres and 2,475 screens in 37 states, as of December 31, 2005. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.
This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. Examples of forward-looking statements in this press release include Carmike’s expectations with regard to filing its periodic reports with the Securities and Exchange Commission and continued listing with the Nasdaq Global Market. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include:
•	our ability to comply with covenants contained in our senior secured credit agreement;

•	our ability to maintain our Nasdaq listing;

•	our ability to operate at expected levels of cash flow;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	the effect of our leverage on our financial condition; and

•	other factors, including the risk factors disclosed in our Annual Report on Form 10-K/A Amendment No. 2 for the year ended December 31, 2004 under the caption “Risk Factors.”
We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Company Contact:
Investor Relations
203/682-8211